As filed with the Securities and Exchange Commission on July 19, 2021
Registration No. 333-257725

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Authentic Brands Group Inc.
(Exact name of registrant as specified in its charter)

Delaware	2300	81-1294809
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
1411 Broadway, 21st Floor
New York, NY 10018
Telephone: (212) 760-2410
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jay L. Dubiner, Esq.
General Counsel
1411 Broadway, 21st Floor
New York, NY 10018
Telephone: (212) 760-2410
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Howard A. Sobel, Esq.
Gregory P. Rodgers, Esq.
Paul F. Kukish, Esq.
Ryan K. deFord, Esq.
Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Telephone: (212) 906-1200
Fax: (212) 751-4864
Daniel J. Bursky, Esq. Mark Hayek, Esq. Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, NY 10004 Telephone: (212) 859-8000 Fax: (212) 859-4000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT IS DECLARED EFFECTIVE.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-1 (File No. 333-257725) (the “Registration Statement”) of Authentic Brands Group Inc. is being filed solely for the purpose of filing certain exhibits to the Registration Statement as indicated in Item 16(a) (Index to Exhibits) of Part II of this Amendment. Accordingly, this Amendment consists solely of the facing page, this explanatory note, Part II of the Registration Statement, the signatures and the filed exhibits and is not intended to amend or delete any part of the Registration Statement except as specifically noted herein.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution.
The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee, the FINRA filing fee and the NYSE listing fee.
Securities and Exchange Commission registration fee		$10,910
FINRA filing fee		15,500
NYSE listing fee		25,000
Accountants’ fees and expenses		*
Legal fees and expenses		*
Blue Sky fees and expenses		*
Transfer agent fees and expenses		*
Printing and engraving expenses		*
Miscellaneous		*
Total expenses	$	*

*
To be filed by amendment

Item 14.   Indemnification of Directors and Officers.
Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.
Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Upon completion of this offering, our amended and restated certificate of incorporation and bylaws will provide indemnification for our directors and officers to the fullest extent permitted by the

DGCL. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our amended and restated certificate of incorporation and bylaws will provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.
Prior to the completion of this offering, we intend to enter into separate indemnification agreements with each of our directors and certain officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation and bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation and bylaws.
We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.
In any underwriting agreement we enter into in connection with the sale of Class A common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), against certain liabilities.
Item 15.   Recent Sales of Unregistered Securities.
On July 3, 2021, Authentic Brands Group Inc. issued 100 shares of common stock, par value $0.001 per share, to one of its officers in exchange for $1.00. These shares will be converted into one share of Class A common stock upon the filing of our amended and restated certificate of incorporation, and such share of Class A common stock will be cancelled for no consideration upon the consummation of the Transactions. The issuance of 100 shares was exempt from registration under Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving any public offering.

Item 16.   Exhibits and Financial Statement Schedules.
(a)
Exhibits.

Exhibit number		Description of exhibit
1	.1*	Form of Underwriting Agreement.
3	.1**	Certificate of Incorporation of Authentic Brands Group Inc., as currently in effect.
3	.2*	Form of Amended and Restated Certificate of Incorporation of Authentic Brands Group Inc., to be effective upon the closing of this offering.
3	.3**	Bylaws of Authentic Brands Group Inc., as currently in effect.
3	.4*	Form of Amended and Restated Bylaws of Authentic Brands Group Inc., to be effective upon the closing of this offering.
4.1		Specimen Stock Certificate evidencing the shares of Class A common stock.
5	.1*	Opinion of Latham & Watkins LLP.
10	.1*	Form of Tax Receivable Agreement, to be effective upon the closing of this offering.
10.2		Form of Registration Rights Agreement, to be effective upon the closing of this offering.
10	.3*	Form of Seventh Amended and Restated Limited Liability Company Agreement of Authentic Brands Group LLC, to be effective upon the closing of this offering.
10.4		Form of Stockholders Agreement, to be effective upon the closing of this offering.
10	.5+**
First Lien Credit Agreement, dated as of September 29, 2017, by and among ABG Intermediate
Holdings 2 LLC, as Borrower, ABG Intermediate Holdings 1 LLC, as Holdings, Bank of
America, N.A., as Administrative Agent, the other Agents listed therein and other Lenders party thereto, as amended as of February 4, 2021.

10	.6†*	Form of Authentic Brands Group LLC Amended and Restated Unit Grant Agreement (Restricted A Units).
10	.7†#	Amended and Restated Unit Grant Agreement (Restricted A Units), made as of August 9, 2019, by and between Authentic Brands Group LLC and Jamie Salter.
10	.8†#	Amended and Restated Unit Grant Agreement (Restricted A Units), made as of August 9, 2019, by and between Authentic Brands Group LLC and Jay Dubiner.
10	.9†*	Form of Authentic Brands Group LLC Unit Grant Agreement (Class K-2 Units).
10	.10†#	Unit Grant Agreement (Class K-2 Units), made as of August 9, 2019, by and between Authentic Brands Group LLC and Jamie Salter.
10	.11†#	Unit Grant Agreement (Class K-2 Units), dated as of August 9, 2019, by and between Authentic Brands Group LLC and Jay Dubiner.
10	.12†*	Form of Authentic Brands Group LLC Amended and Restated Unit Grant Agreement (Class L Units — 2020).
10	.13†*	Form of ABG Executive Equity Holdco LLC Amended and Restated Unit Grant Agreement (Class L Units — 2021).
10	.14†*	Amended and Restated Unit Grant Agreement (Class L Units), made as of , by and between Authentic Brands Group LLC and Jamie Salter.
10	.15†*	2021 Incentive Award Plan.
10	.16†*	Form of Stock Option Agreement under 2021 Incentive Award Plan.
10	.17†*	Form of Restricted Stock Unit Agreement under 2021 Incentive Award Plan.
10	.18†*	Fourth Amended and Restated Employment Agreement, dated as of , by and among Jamie Salter, Authentic Brands Group LLC and ABG Ontario, Inc.
10	.19†*	Third Amended and Restated Employment Agreement, dated as of , by and between Nick Woodhouse and Authentic Brands Group LLC.

Exhibit number		Description of exhibit
10	.20†*	Second Amended and Restated Employment Agreement, dated as of , by and between Kevin Clarke and Authentic Brands Group LLC.
10	.21†*	Second Amended and Restated Employment Agreement, dated as of , by and between Jay Dubiner and Authentic Brands Group LLC.
10	.22†#	Severance Protection and Restrictive Covenant Agreement, dated as of July 24, 2018, by and between Authentic Brands Group LLC and Corey Salter.
10	.23†#	Salary Deferral Letter, dated as of March 27, 2020, by and between Authentic Brands Group LLC and Jamie Salter.
10	.24†#	Salary Deferral Letter, dated as of March 27, 2020, by and between Authentic Brands Group LLC and Nick Woodhouse.
10	.25†#	Salary Deferral Letter, dated as of March 27, 2020, by and between Authentic Brands Group LLC and Kevin Clarke.
10	.26†#	Salary Deferral Letter, dated as of March 27, 2020, by and between Authentic Brands Group LLC and Jay Dubiner.
10	.27†*	Non-Employee Director Compensation Program.
10	.28*	Form of Indemnification Agreement to be entered into by and between Authentic Brands Group Inc. and certain directors and officers, to be effective upon the closing of this offering.
21.1		List of Subsidiaries of Authentic Brands Group Inc.
23	.1**	Consent of Grant Thornton LLP as to Authentic Brands Group LLC.
23	.2**	Consent of KPMG LLP as to J. C. Penney Company, Inc.
23	.3**	Consent of KPMG LLP as to Forever 21, Inc.
23	.4*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24	.1**	Power of Attorney (included on signature page).
99	.1**	Consent of Jeanine Liburd to be Named as Director Nominee.
99	.2**	Consent of Elizabeth Smith to be Named as Director Nominee.
99	.3**	Consent of John B. Smith to be Named as Director Nominee.

*
To be filed by amendment.

**
Previously filed.

†
Indicates a management contract or compensatory plan or arrangement.

+
Certain of the schedules and attachments to this exhibit have been omitted pursuant to Regulation S-K, Item 601(a)(5). The registrant hereby undertakes to provide further information regarding such omitted materials to the Commission upon request.

#
Certain portions of this exhibit (indicated by “####”) have been omitted pursuant to Regulation S-K, Item 601(a)(6).

(b)
Financial Statement Schedules.

All schedules have been omitted because the information required to be set forth in the schedules is either not applicable or is shown in the financial statements or notes thereto.
Item 17.   Undertakings.
The undersigned registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned hereby further undertakes that:
(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on this 19th day of July, 2021.
AUTHENTIC BRANDS GROUP INC.
By:	/s/ Jamie Salter
Jamie Salter Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities held on the dates indicated.
Signature	Title	Date
/s/ Jamie Salter Jamie Salter	Chief Executive Officer (Principal Executive Officer) and Chairman of the Board of Directors	July 19, 2021
/s/ Kevin Clarke Kevin Clarke	Chief Financial Officer (Principal Financial and Accounting Officer)	July 19, 2021
* Colm Lanigan	Director	July 19, 2021
* Dag Skattum	Director	July 19, 2021
* Jonathan Seiffer	Director	July 19, 2021
* Andrew Crawford	Director	July 19, 2021
*By:	/s/ Jamie Salter
Jamie Salter Attorney-in-fact